Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No.15 to the Registration Statement on Form F-1/A of our report dated September 30, 2025, with respect to the consolidated balance sheet of HENGGUANG HOLDING CO., LIMITED and its subsidiaries as of December 31, 2024, and the related consolidated statements of income and comprehensive loss, changes in shareholders’ equity and cash flow for the year ended December 31, 2024. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ YCM CPA INC.

PCAOB ID 6781

Irvine, California

September 30, 2025